Exhibit (a)(1)
COMPANY NOTICE
TO HOLDERS OF
2% CONVERTIBLE SENIOR DEBENTURES DUE 2034
ISSUED BY AVNET, INC.
CUSIP Number — 053807AL7
     Reference is made to the Indenture, dated as of March 5, 2004 (the “Indenture”) between Avnet, Inc., a New York corporation (“Avnet”, or the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the Company’s 2% Convertible Senior Debentures due 2034 (the “Debentures”) and the Officers’ Certificate, dated as of March 5, 2004, establishing the terms of the Debentures (the “Officers’ Certificate”). Pursuant to the Indenture section entitled “Repayment at the Option of Holders”, and paragraph 7 of the Officers’ Certificate, each holder (each, a “Holder”) of the Debentures has an option to require the Company to purchase all or a portion of its Debentures, in accordance with the terms, procedures and conditions outlined in the Indenture, the Officers’ Certificate and the Debentures, on March 16, 2009 (the “Purchase Date”).
     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture and the Officers’ Certificate that, at the option of each Holder (the “Put Option”) the Debentures will be purchased by the Company for a purchase price (the “Purchase Price”) in cash equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest to the Purchase Date, upon the terms and subject to the conditions set forth in the Indenture, the Officers’ Certificate, the Debentures, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Option Documents”). Holders may surrender their Debentures from February 13, 2009 through 5:00 p.m. New York City time, on March 13, 2009 (the “Expiration Date”). This Company Notice is being sent pursuant to the Section entitled “Repayment at the Option of Holders” in the Indenture, paragraph 7 of the Officers’ Certificate and the provisions of the Debentures. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Officers’ Certificate, as applicable.
     The Purchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued up to the Purchase Date will be paid to record holders as of the Regular Record Date therefor, and we expect that there will be no accrued and unpaid interest due as part of the Purchase Price. The Regular Record Date for the Purchase Date is March 1, 2009.
     The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Debentures hold the Debentures through The Depositary Trust Company (“DTC”) accounts and there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

     To exercise your option to have the Company purchase the Debentures and receive payment of the Purchase Price, you must validly deliver your Debentures through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of the Holders to surrender Debentures for purchase pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.
     The Paying Agent is The Bank of New York Mellon Corporation. The address of the Paying Agent is:
The Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, N.Y. 10286
Attn: Mr. Joseph Lynch
Telephone: 212-815-5076
Fax: 212-298-1915
Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.
The date of this Company Notice is February 13, 2009

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     No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Debentures for which to exercise the Put Option.
     We and our affiliates, including our executive officers and directors, will be prohibited by Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Debentures outside of the Put Option for ten business days after the expiration of the Put Option. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future to redeem the Debentures, in whole or in part, and to purchase any of the Debentures, whether or not any Debentures are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.
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SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and the remainder of this Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.
Who is obligated to purchase my Debentures?
     Avnet, Inc., a New York corporation (“Avnet” or the “Company”), is obligated, at your option (the “Put Option”), to purchase its 2% Convertible Senior Debentures due 2034 (the “Debentures”). (See Page 5)
Why are you obligated to purchase my Debentures?
     The right of each holder (each, a “Holder”) of the Debentures to sell and our obligation to purchase the Debentures pursuant to the Put Option is a term of the Debentures under the Indenture, dated as of March 5, 2004 (the “Indenture”) between Avnet and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and the Officers’ Certificate establishing the terms of the Debentures, dated as of March 5, 2004 (the “Officers’ Certificate”), and has been a right of Holders from the time the Debentures were issued. We are required to repurchase the Debentures of any Holder exercising the Put Option pursuant to the terms of the Debentures, the Indenture and the Officers’ Certificate. (See Page 5)
What securities are you obligated to purchase?
     We are obligated to purchase all of the Debentures validly surrendered and not withdrawn at the option of the Holder thereof. As of February 13, 2009, there was $300,000,000 in aggregate principal amount of the Debentures outstanding. (See Page 5)
How much will you pay and what is the form of payment?
     Pursuant to the terms of the Indenture, the Officers’ Certificate and the Debentures, we will pay, in cash, a purchase price (the “Purchase Price”) equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest to March 16, 2009 (the “Purchase Date”), with respect to any and all Debentures validly surrendered for purchase and not withdrawn. The Purchase Price is based solely on the requirements of the Indenture, the Officers’ Certificate and the Debentures and bears no relationship to the market price of the Debentures or our Common Stock (as defined below). The Purchase Date is an Interest Payment Date under the terms of the Officers’ Certificate. Accordingly, interest accrued to the Purchase Date will be paid to holders of record as of the Regular Record Date, as defined in the Officers’ Certificate, and we expect that there will be no accrued and unpaid interest due as part of the Purchase Price. (See Page 6)

How can I determine the market value of the Debentures?
     There currently is a limited trading market for the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Debentures, to the extent available, and our Common Stock (as defined below) before making any decision with respect to the Put Option. Our common stock, $1.00 par value per share (“Common Stock”), into which the Debentures are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AVT”. On February 12, 2009, the closing sale price of our Common Stock on the NYSE was $19.80 per share. (See Pages 8-9)
What does the Company’s Board of Directors think of the Put Option?
     Although the Company’s Board of Directors approved the terms of Debentures, including the Put Option, before the Debentures were issued, it has not made any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Debentures for which to exercise the Put Option. (See Page 6)
When does the Put Option expire?
     The Put Option expires at 5:00 p.m., New York City time, on March 13, 2009 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Page 5)
What are the conditions to the Company’s purchase of the Debentures?
     Provided that the Company’s purchase of validly surrendered Debentures is not unlawful and that no event of default under the Indenture or the Officers’ Certificate has occurred and is continuing (other than an event of default that is cured by the payment of the Purchase Price), the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Notice. Delivery of Debentures by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Purchase Price to the Holder of such Debentures. (See Page 6)
How do I surrender my Debentures?
     To surrender your Debentures for purchase pursuant to the Put Option, you must surrender the Debentures through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.
     Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.
     Holders who are DTC participants should surrender their Debentures electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.
     You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering your Debentures through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (See Pages 9-13)
If I exercise the Put Option, when will I receive payment for my Debentures?
     We will accept for payment all validly surrendered Debentures promptly upon expiration of the Put Option. We will promptly, and in no case later than 10:00 a.m., New York City time, on the Purchase Date, deposit with the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Debentures, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 13)
     Your delivery of the Debentures by book-entry transfer to the account of the Paying Agent maintained by the Paying Agent with DTC is a condition to your receipt of the Purchase Price for such Debentures.
Can I withdraw previously surrendered Debentures?
     Yes. To withdraw previously surrendered Debentures, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Debentures prior to 5:00 p.m., New York City time, on the Expiration Date.
     You bear the risk of untimely withdrawal of previously surrendered Debentures. You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. (See Page 13)
Do I need to do anything if I do not wish to exercise the Put Option?
     No. If you do not surrender your Debentures before the expiration of the Put Option, we will not purchase your Debentures and such Debentures will remain outstanding subject to their existing terms. (See Page 6)
If I choose to surrender my Debentures for purchase, do I have to surrender all of my Debentures?
     No. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures. If you wish to surrender a portion of your Debentures for purchase, however,

you must surrender your Debentures in a principal amount of $1,000 or an integral multiple thereof. (See Page 6)
If I do not surrender my Debentures for purchase, will I continue to be able to exercise my conversion rights?
     Yes. If you do not surrender your Debentures for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Debentures into shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture, the Officers’ Certificate and the Debentures. (See Page 7)
If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Debentures for purchase pursuant to the Put Option?
     The receipt of cash in exchange for Debentures pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize income, gain or loss. You should consult with your own tax advisor regarding the actual tax consequences to you. (See Pages 15-19)
Who is the Paying Agent?
     The Bank of New York Mellon Corporation is serving as Paying Agent in connection with the Put Option. Its address and telephone and fax numbers are set forth on the front cover of this Company Notice.
Whom can I contact if I have questions about the Put Option?
     Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION
     1. Information Concerning the Company. Avnet, Inc., a New York corporation (“Avnet” or the “Company”), is obligated to purchase its 2% Convertible Senior Debentures due 2034 (the “Debentures”) which have been validly surrendered for purchase pursuant to the Put Option and not withdrawn. The Debentures are convertible into shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture, the Officers’ Certificate and the Debentures. The Company is both the “filing person” and the “subject company.”
     Avnet, incorporated in New York in 1955, together with its consolidated subsidiaries, is one of the world’s largest industrial distributors, based on sales, of electronic components, enterprise computer and storage products and embedded subsystems. Avnet distributes electronic components, computer products and software as received from its suppliers or with assembly or other value added by Avnet. Additionally, Avnet provides engineering design, materials management and logistics services, system integration and configuration, and supply chain services.
     Our principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034 and our main telephone number at that address is (480) 643-2000. Our website address is www.avnet.com. We have not incorporated by reference into this Company Notice the information included on or linked from our website, and you should not consider it to be a part of this Company Notice.
     2. Information Concerning the Debentures. In March 2004, we issued $300,000,000 in aggregate principal amount of the Debentures. Cash interest accrues on the Debentures at the rate of 2% per annum and is payable semi-annually on March 15 and September 15 of each year (each, an “Interest Payment Date”) to the person in whose name a Debenture is registered at the close of business on the preceding March 1 or September 1 (each, a “Regular Record Date”), as the case may be. The Debentures mature on March 15, 2034. As of February 13, 2009, there was $300,000,000 in aggregate principal amount of the Debentures outstanding.
          2.1 The Company’s Obligation to Purchase the Debentures. Pursuant to the terms of the Debentures, the Indenture, dated as of March 5, 2004 (the “Indenture”) between Avnet and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and the Officers’ Certificate establishing the terms of the Debentures, dated as of March 5, 2004 (the “Officers’ Certificate”), we are obligated to purchase all of the Debentures validly surrendered and not withdrawn, at the Holder’s option (the “Put Option”), on March 16, 2009 (the “Purchase Date”).
     The Put Option will expire at 5:00 p.m., New York City time, on March 13, 2009 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

     The purchase by the Company of validly surrendered Debentures is not subject to any conditions other than (1) that no event of default under the Indenture or the Officers’ Certificate has occurred and is continuing (other than an event of default that is cured by the payment of the Purchase Price), (2) that the Company’s purchase is not unlawful and (3) satisfaction of the procedural requirements described in this Company Notice.
     If any Debentures remain outstanding following the expiration of the Put Option, the Company will become obligated to purchase the Debentures for cash, at the option of the Holders, in whole or in part, on March 15, 2014, 2019, 2024 and 2029, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date thereof. Beginning on March 20, 2009, any Debentures that remain outstanding following expiration of the Put Option are redeemable for cash at any time at the Company’s option, as more fully described at Section 2.5 of this Company Notice.
          2.2 Purchase Price. Pursuant to terms of the Indenture, the Officers’ Certificate and the Debentures, the purchase price to be paid by the Company for the Debentures on the Purchase Date is equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest to the Purchase Date (the “Purchase Price”). The Purchase Date is an Interest Payment Date under the terms of the Officers’ Certificate. Accordingly, interest accrued to the Purchase Date will be paid to record holders as of the Regular Record Date, and we expect that there will be no accrued and unpaid interest due as part of the Purchase Price. We will pay the Purchase Price in cash with respect to any and all Debentures validly surrendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Debentures by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Purchase Price to the Holder of such Debentures.
     The Purchase Price is based solely on the requirements of the Indenture, the Officers’ Certificate and the Debentures and does not necessarily bear any relationship to the market price of the Debentures or our Common Stock. Thus, the Purchase Price may be significantly higher or lower than the current market price of the Debentures. Holders of Debentures are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and our Common Stock before making a decision whether to surrender their Debentures for purchase.
     None of the Company, our Board of Directors, or our employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Debentures for which to exercise the Put Option based on such Holder’s assessment of the current market value of the Debentures and our Common Stock and other relevant factors.
     You should also consult with your tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of any U.S. federal, state, and local law and any non-U.S. tax consequences in light of your own particular circumstances.

          2.3 Conversion Rights of the Debentures. The Debentures are convertible into shares of our Common Stock in accordance with and subject to the terms of the Indenture, the Officers’ Certificate and the Debentures. The conversion rate of the Debentures is 29.5516 shares of Common Stock per $1,000 principal amount of the Debentures, equal to an initial conversion price of approximately $33.84 per share, subject to adjustment as described below.
     The Debentures are only convertible under certain circumstances, including if:
•	during any fiscal quarter, if the closing price of the Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than 135% of the current conversion price of the Debentures on that 30th trading day;

•	during the five business days immediately following any five consecutive trading-day period in which the average trading price per Debenture over such period is less than 98% of the average conversion value per Debenture during the period, where the conversion value per Debenture on any day is equal to the product of the closing stock price on that day multiplied by the applicable conversion rate on that day; provided that you may not convert your Debentures pursuant to the trading price condition on or after March 15, 2029 if on any trading day during such period the closing price of our Common Stock is greater than or equal to the then current conversion price and less than or equal to 135% of the then current conversion price;

•	the Company calls the Debentures for redemption; or

•	certain corporate transactions occur as specified in the Officers’ Certificate.
     Pursuant to the terms of the Indenture and the Officers’ Certificate, Avnet irrevocably elected on December 13, 2004 to satisfy its conversion obligation with respect to all Debentures converted after December 13, 2004 by paying in cash 100% of the principal amount of the Debentures converted, with any remaining amount to be satisfied in shares of Common Stock.
     The conversion rate may be adjusted for certain reasons, including, generally, for cash dividends. The conversion rate will not be adjusted for accrued and unpaid cash interest. Any accrued and unpaid cash interest will be deemed paid with shares of the Common Stock or cash received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date.
     The Paying Agent is currently acting as Conversion Agent for the Debentures. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth at the beginning of this Company Notice.
     Holders who do not surrender their Debentures for purchase pursuant to the Put Option will maintain the right to convert their Debentures into Common Stock subject to the terms, conditions and adjustments specified in the Indenture, the Officers’ Certificate and the Debentures. Any Debentures surrendered for purchase pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Officers’ Certificate only if they have been validly withdrawn before 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 of this Company Notice.
          2.4 Market for the Debentures and our Common Stock. There currently is a limited trading market for the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Debentures, if any, pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following the Put Option.
     Our Common Stock, into which the Debentures are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “AVT”. The following table shows the high and low closing sales prices per share of our Common Stock as reported by the NYSE, for each of the fiscal quarters indicated.

	High	Low
Fiscal 2009:
Third Quarter (through February 10, 2009)	$20.93	$16.47
Second Quarter	$24.63	$12.10
First Quarter	$31.00	$24.20

Fiscal 2008:
Fourth Quarter	$34.12	$26.19
Third Quarter	$36.74	$29.43
Second Quarter	$43.75	$32.99
First Quarter	$44.33	$34.34

Fiscal 2007:
Fourth Quarter	$43.62	$36.39
Third Quarter	$38.01	$25.70
Second Quarter	$26.07	$19.45
First Quarter	$20.29	$16.77
     On February 12, 2009, the closing sale price of our Common Stock, as reported by the NYSE, was $19.80 per share. As of January 23, 2009, there were 151,044,043 shares of Common Stock outstanding.
     The Holders of Debentures are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, paid to holders of Common Stock. The Company has not paid dividends on its Common Stock since fiscal 2002 and does not currently contemplate any future dividend payments.

     We urge you to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.
          2.5 Optional Redemption. Beginning on March 20, 2009, the Debentures are redeemable for cash at any time at our option, in whole or in part, at a redemption price equal to the principal amount of Debentures to be redeemed plus any accrued and unpaid interest to the date fixed for redemption, as provided for in the Indenture, the Officers’ Certificate and the Debentures.
          2.6 Holder’s Right to Require Purchase Upon a Fundamental Change. Upon a fundamental change (as defined in the Officers’ Certificate), Holders may require the Company to repurchase all or a portion of their Debentures for cash. The Company will pay a fundamental change repurchase price equal to 100% of the principal amount of such Debentures plus accrued and unpaid interest, if any, to but excluding the repurchase date.
          2.7 Ranking. The Debentures are our unsecured senior obligations and rank equal in right of payment with all our other existing and future unsecured and unsubordinated indebtedness. The Debentures are effectively subordinated to all existing and future secured debt of Avnet to the extent of the security for such secured debt.
          2.8 Contingent Interest. Beginning with the period commencing on March 20, 2009 and ending on September 14, 2009, and for each of the six-month periods thereafter commencing on September 15, 2009, Avnet will pay contingent interest during the applicable interest period if the average trading price of the Debentures on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Debentures. The amount of contingent interest payable per $1,000 principal amount of Debentures during the applicable interest period will equal an annual rate of 0.25% of the average trading price of such $1,000 principal amount of debentures during the applicable five trading-day reference period, payable in arrears.
     3. Procedures to Be Followed by Holders Electing to Surrender Debentures for Purchase. Holders will not be entitled to receive the Purchase Price for their Debentures unless they validly surrender (and do not thereafter withdraw) the Debentures on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Debentures for purchase. Holders may surrender some or all of their Debentures; however, any Debentures surrendered must be in a principal amount of $1,000 or an integral multiple thereof.
     If Holders do not validly surrender their Debentures on or before 5:00 p.m., New York City time, on the Expiration Date or if they withdraw validly surrendered Debentures before 5:00 p.m., New York City time, on the Expiration Date, their Debentures will not be purchased and will remain outstanding subject to the existing terms of the Debentures, the Indenture and the Officers’ Certificate.

     You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Debentures.
          3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.
     This Company Notice constitutes the Company Notice (as defined and) described in the Officers’ Certificate and delivery of the Debentures via ATOP will satisfy the Holders’ requirement for physical delivery of a Purchase Notice (as defined and) described in the Indenture and Officers’ Certificate. Delivery of Debentures, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Debentures.
          3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:
•	such Debentures shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture and the Officers’ Certificate;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture, the Officers’ Certificate and the Debentures, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Debentures surrendered, (ii) waives any and all rights with respect to the Debentures (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any conversion, redemption or defeasance of the Debentures, and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Debentures on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the

Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Debentures that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;
•	such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that when such Debentures are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•	such Holder understands that all Debentures properly surrendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Officers’ Certificate, the Debentures and the other Option Documents;

•	payment for Debentures purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Debentures may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.
          3.3 Delivery of Debentures.
     Debentures Held Through a Custodian. A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Debentures and instruct such nominee to surrender the Debentures for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.
     Debentures in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Debentures by:
•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Debentures on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Debentures that have been surrendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.
     In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.
     You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.
     If the Paying Agent holds, in accordance with the terms of the Officers’ Certificate, sufficient cash to pay the Purchase Price for the Debentures by 10:00 a.m., New York City time, on the Purchase Date, then at the close of business on the Purchase Date, such Debentures will cease to be outstanding and interest on such Debentures will cease to accrue, and all rights (other than the right to receive the Purchase Price upon delivery of the Debentures) of the Holder of such Debentures will terminate.
     4. Right of Withdrawal. Debentures surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Debentures, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Debentures prior to 5:00 p.m., New York City time, on the Expiration Date, by following the surrender procedures described in Section 3 above.
     This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Debentures before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:
•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•	contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.
     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
     You bear the risk of untimely withdrawal of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.
     5. Payment for Surrendered Debentures. We will promptly, and in no case later than 10:00 a.m., New York City time, on the Purchase Date, deposit with the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Debentures, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Debentures (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Expiration Date. Your delivery of the Debentures by book-entry transfer to the account of the Paying Agent maintained by the Paying Agent with DTC is a condition to your receipt of the Purchase Price for such Debentures.
     The total amount of funds required of us to purchase all of the Debentures is $300,000,000 (assuming that all of the Debentures are validly surrendered for purchase and accepted for payment. In the event any Debentures are surrendered and accepted for payment, we intend to use existing liquidity to purchase the Debentures.

     6. Debentures Acquired. Any Debentures purchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture and the Officers’ Certificate.
     7. Plans or Proposals of the Company. Except as described in these materials or in our filings with the U.S. Securities and Exchange Commission (the “SEC”), or as previously publicly announced, we currently have no agreements, nor have we authorized any actions, which would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our significant subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.
     8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Debentures, or has engaged in any transaction in the Debentures during the 60 days preceding the date of this Company Notice. A list of our executive officers and directors is attached to this Company Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.
     Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
     9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Debentures as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.
     10. Purchases of Debentures by the Company and Its Affiliates. During the 60 days preceding the date of this Company Notice, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has engaged in any purchases of the Debentures.
     Effective on the date of this Company Notice, we and our affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Put Option until at least the tenth business day after the Purchase Date. Following such time, if any Debentures remain outstanding, we may exercise our right to redeem such Debentures, in whole or in part, and we and our affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price, or which may be paid in cash or other consideration. Any decision to purchase Debentures after the Purchase Date, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures delivered for purchase pursuant to the Put Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Debentures than the terms of the Put Option as described in this Company Notice.
     11. Certain U.S. Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders who surrender Debentures for purchase pursuant to the Put Option. For this purpose, a “holder” means a beneficial owner of a Debenture; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the

United States, (ii) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and, in each case, is not a U.S. Holder.
     If an entity treated as a partnership for U.S. federal income tax purposes holds a Debenture, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. Any such entity should consult its own tax adviser regarding the U.S. federal income tax consequences applicable to it and its partners of surrendering a Debenture for purchase pursuant to the Put Option.
     This discussion deals only with Debentures held as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with special situations, such as:
•	holders who are subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, retirement plans, tax-exempt entities, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, certain former citizens or residents of the United States, foreign government entities, international organizations, controlled foreign corporations and passive foreign investment companies;

•	Debentures held as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	any alternative minimum tax consequences; or

•	any state, local or non-U.S. tax consequences.
     This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, other administrative guidance and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.
     EACH HOLDER THAT INTENDS TO SURRENDER ANY DEBENTURE FOR PURCHASE PURSUANT TO THE PUT OPTION SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S., TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

          11.1 U.S. Holders.
     Surrender of Debentures for Purchase. The surrender of any Debenture by a U.S. Holder for purchase pursuant to the Put Option generally will be treated as a taxable sale of the Debenture for U.S. federal income tax purposes. Such U.S. Holder generally will recognize gain or loss upon such sale equal to the difference between (i) the cash received by such U.S. Holder in consideration for the surrender of the Debenture and (ii) such U.S. Holder’s adjusted tax basis in the Debenture at the time of sale. A U.S. Holder’s adjusted tax basis in a Debenture generally will be equal to the cost of the Debenture to such U.S. Holder, increased by the amount of (x) original issue discount (“OID”) included in income by such U.S. Holder with respect to the Debenture and (y) any market discount such U.S. Holder elected to include in income with respect to the Debenture (as described below). A U.S. Holder that acquired a Debenture at premium should consult its own tax advisor regarding U.S. federal income tax consequences of surrendering the Debenture for purchase pursuant to the Put Option.
     Any such gain or loss recognized generally will be capital gain or loss, subject to the market discount rules described below. Capital gains of individuals and certain other non-corporate taxpayers from the sale of capital assets held for more than one year at the time of sale generally are eligible for a reduced tax rate. Limitations apply to the deduction of capital losses.
     If a U.S. Holder acquired a Debenture at a market discount, any gain recognized by such U.S. Holder from the surrender of such Debenture for purchase pursuant to the Put Option generally will be treated as ordinary income, rather than capital gain, to the extent of the market discount which has not previously been included in income by such U.S. Holder and is treated as having accrued on such Debenture at the time of such purchase. Subject to a de minimis exception, the “market discount” on a Debenture is the excess, if any, of the (i) “revised issue price” of the Debenture (generally the sum of the issue price of the Debenture and the aggregate amount of OID which accrued on the Debenture prior to the time acquired by the U.S. Holder) over (ii) such U.S. Holder’s initial tax basis in the Debenture. Generally, market discount would be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debenture, unless the U.S. Holder elected to accrue such discount on a constant interest rate method. If a U.S. Holder elected to include any market discount on a Debenture in income currently as it accrues, on either a ratable or constant interest rate method, such U.S. Holder’s basis in the Debenture would be increased to reflect the amount of income so included.
     Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Debenture for purchase pursuant to the Put Option, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding tax on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the Internal Revenue Service (“IRS”).

          11.2 Non-U.S. Holders.
     Surrender of Debentures for Purchase. Subject to the discussion of backup withholding below, the payment to, or for the account of, a Non-U.S. Holder in consideration for the surrender of a Debenture for purchase pursuant to the Put Option generally will not be subject to the 30% U.S. federal withholding tax, provided that, in the case of any amount attributable to accrued OID, the Non-U.S. Holder:
•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	is not a “controlled foreign corporation” that is related to us directly or constructively through stock ownership for U.S. federal income tax purposes; and

•	certifies, under penalties of perjury, that it is not a U.S. person and provides its name and address and certain other information (generally on IRS Form W-8BEN).
     The Treasury regulations provide alternative methods for satisfying the certification requirement referred to in the third bullet above, as well as special rules for certain types of entities, including intermediaries and non-U.S. partnerships.
     If the amount of the payment to a Non-U.S Holder attributable to accrued OID is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (or, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), such amount generally will not be subject to the 30% U.S. federal withholding tax, provided that the Non-U.S. Holder has provided the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, the amount attributable to the OID generally will be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. Holder and, in the case of a corporate Non-U.S. Holder, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).
     Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain (excluding any amount attributable to accrued OID) recognized on the surrender of a Debenture for purchase pursuant to the Put Option unless:
•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the tender and certain other conditions are met;

•	such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (or, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty); or
•	The Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the Non-U.S. Holder’s holding period for the Debentures and certain other conditions are met.
     Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). The Company does not believe that it has been a USRPHC for any year during which the Debentures have been outstanding, nor does it presently anticipate that it will be a USRPHC for the current year.
     Information Reporting and Backup Withholding. The amount paid to a Non-U.S. Holder on account of accrued OID on any Debentures surrendered for purchase pursuant to the Put Option, and the amount of any tax withheld from such amount, generally must be reported to the IRS and to the Non-U.S. Holder. Backup withholding may also apply to such payments if such Non-U.S. Holder fails to certify under penalties of perjury that it is not a U.S. person or otherwise establish an exemption.
     In addition, payments to a Non-U.S. Holder in consideration for the surrender of the Debentures for purchase pursuant to the Put Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.
     12. Additional Information. This Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Put Option:
•	Our annual report on Form 10-K for the fiscal year ended June 28, 2008;

•	All other reports we have filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above; and

•	The Prospectus Supplement filed with the SEC on March 1, 2004.

     We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein.
     The SEC file number for these Avnet filings is 001-04224. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this Company Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing or calling us at 2211 South 47th Street, Phoenix, Arizona 85034, Attention: Corporate Secretary, (480) 643-2000.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Company Notice, you should rely on the statements made in the most recent document.
     In making your decision as to whether to exercise the Put Option, you should read the information about us contained in this Company Notice together with the information contained in the documents to which we have referred you.
     13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Put Option.
     14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture, the Officers’ Certificate or the Debentures, as applicable.
     15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture, the Officers’ Certificate or any applicable laws on the other hand, the terms of the Indenture, the Officers’ Certificate or applicable laws, as the case may be, will control.
     None of the Company, our Board of Directors or our employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Debentures for which to exercise the Put Option based on his or her own assessment of current market value and other relevant factors.

SCHEDULE A
INFORMATION ABOUT THE EXECUTIVE OFFICERS
AND DIRECTORS OF THE COMPANY
The table below lists our executive officers and directors as of February 12, 2009, except with respect to John Paget, who stepped down from his position as of January 19, 2009. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors as listed below has beneficial ownership in the Debentures.

Name	Position
Roy Vallee	Chairman of the Board and Chief Executive Officer

David R. Birk	Senior Vice President, General Counsel and Assistant Secretary

Steven C. Church	Senior Vice President and Chief HROD Officer

Harley Feldberg	Senior Vice President and President of Avnet Electronic Marketing

Richard P. Hamada	Senior Vice President and Chief Operating Officer

John Paget	Vice President and President of Avnet Technology Solutions

Steven R. Phillips	Vice President and Chief Information Officer

Raymond Sadowski	Senior Vice President, Chief Financial Officer and Assistant Secretary

James N. Smith	Vice President and President of Avnet Logistics Services

Eleanor Baum	Director

J. Veronica Biggins	Director

Lawrence W. Clarkson	Director

Ehud Houminer	Director

Frank R. Noonan	Director

Ray M. Robinson	Director

William P. Sullivan	Director

Gary L. Tooker	Director
The business address and telephone number of each executive officer and director is c/o Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034, (480) 643-2000.

A-1